EXHIBIT 99.1

Profound Medical to Release Fourth Quarter and Full Year 2025 Financial Results on March 5th – Conference Call to Follow

TORONTO, Feb. 12, 2026 (GLOBE NEWSWIRE) -- Profound Medical Corp. (NASDAQ:PROF; TSX:PRN) (“Profound” or the “Company”), a commercial-stage medical device company that develops and markets innovative interventional MRI (iMRI) procedures, will announce its fourth quarter and full year 2025 financial results after market close on Thursday, March 5, 2026.

Profound management will host a conference call at 4:30 p.m. ET to review the financial results and discuss business developments in the period.

Fourth Quarter and Full Year 2025 Results Conference Call Details:

Date: Thursday, March 5, 2026

Time: 4:30 p.m. ET

Live Call Registration: https://register-conf.media-server.com/register/BI9b6f3d29fd3749db83543442274147c2

The call will also be broadcast live and archived on the Company's website in the Investors section here.

About Profound Medical Corp.

Profound is a commercial-stage medical device company that develops and markets innovative interventional MRI (iMRI) procedures.

Profound is commercializing TULSA-PRO®, a technology that combines real-time MRI, AI-enhanced planning, robotically-driven transurethral ultrasound and closed-loop temperature feedback control. The TULSA Procedure™, performed using the TULSA-PRO system, has the potential of becoming a mainstream treatment modality across the entire prostate disease spectrum; ranging from low-, intermediate-, or high-risk prostate cancer; to hybrid patients suffering from both prostate cancer and benign prostatic hyperplasia (“BPH”); to men with BPH only; and also, to patients requiring salvage therapy for radio-recurrent localized prostate cancer. The TULSA Procedure employs real-time MR guidance for precision to preserve patients’ urinary continence and sexual function, while killing the targeted prostate tissue via precise sound absorption technology that gently heats it to 55-57°C. The TULSA Procedure is an incision- and radiation-free “one-and-done” procedure performed in a single session that takes a few hours. Virtually all prostate shapes and sizes can be safely, effectively, and efficiently treated with the TULSA Procedure. There is no bleeding associated with the procedure; no hospital stay is required; and most TULSA patients report quick recovery to their normal routine. TULSA-PRO is CE marked, Health Canada approved, and 510(k) cleared by the U.S. Food and Drug Administration (“FDA”).

Profound is also commercializing Sonalleve®, an innovative therapeutic platform that is CE marked for the treatment of uterine fibroids, adenomyosis, pain palliation of bone metastases, desmoid tumors and osteoid osteoma. Sonalleve has also been approved by the China National Medical Products Administration for the non-invasive treatment of uterine fibroids and has FDA approval under a Humanitarian Device Exemption for the treatment of osteoid osteoma. Profound is in the early stages of exploring additional potential treatment markets for Sonalleve where the technology has been shown to have clinical application, such as non-invasive ablation of abdominal cancers and hyperthermia for cancer therapy.

For further information, please contact:

Stephen Kilmer
Investor Relations
skilmer@profoundmedical.com
T: 647.872.4849